Credit Suisse Small Cap Growth Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2004


Portfolio:			Credit Suisse Small Cap Growth Fund


Security:			Cytokinetics


Date Purchased:			4/29/2004


Price Per Share:		$13.00


Shares Purchased
by the Portfolio *:		2,700


Total Principal Purchased
by the Portfolio *:		$35,100.00


% of Offering Purchased
by the Portfolio:		.05%


Broker:				Goldman Sachs


Member:				Joint Lead Manager